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                                                            EXHIBIT 22.1

                        BANCFIRST CORPORATION

                           SUBSIDIARIES



                                    STATE OF        PERCENTAGE OF
   SUBSIDIARY NAME                INCORPORATION       OWNERSHIP
   ---------------                -------------     -------------
BancFirst                            Oklahoma           100.00%

National Express Corporation         Oklahoma           100.00%

Lenders Collection Corporation       Oklahoma           100.00%

Citibanc Insurance Agency, Inc.      Oklahoma           100.00%

BancFirst Agency, Inc.               Oklahoma           100.00%

BancFirst Investment Corporation     Oklahoma           100.00%